Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned, Greenleaf Capital, Inc. and William D. Johnston, do hereby agree that the Schedule 13D to which this Exhibit 1 is attached is being filed on their behalf.

/s/ William D. Johnston

Greenleaf Capital, Inc.

/s/ William D. Johnston
William D. Johnston, President
August 1, 2009